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                                                      Rule 424(b)(3)
                                                      File No. 333-38545

Pricing Supplement No. 2                              Dated: December 11, 1997
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)



U.S.$2,500,000,000
Heller Financial, Inc.
Medium-Term Notes, Series H

(Registered Notes-Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $20,000,000            Issue Price: 100%

Original Issue Date: December 16, 1997   Stated Maturity Date: December 16, 1998


Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [] Commercial Paper Rate [X] LIBOR [] Treasury Rate
             [] Federal Funds Rate [] Prime Rate [] Other:

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement:
The 16th day of March, June, September and December, beginning March 16, 1998, up to but excluding the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 16th day of March, June, September and December, beginning March 16, 1998, up to and including the Stated Maturity Date.

Interest Determination Date(s): Two London Banking Days prior to each Interest Reset Date.

                                                   Rule 424(b)(3)
                                                   File No. 333-38545

Pricing Supplement No. 2                           Dated: December 11, 1997
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)


Initial Interest Rate: 6.15625%

Index Maturity: 3 month Libor

Day Count Convention: Act/360

Maximum Interest Rate: N/A                         Minimum Interest Rate: N/A

Spread (+/-): +.25%                                Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .048%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 2
                       UNDER MTN-SERIES H PROGRAM: $300,000,000
                   b)  CUSIP #42333HJJ2

Agent:  Goldman, Sachs & Co.
        85 Broad Street
        27th Floor
        New York, New York 10004